UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025

Antares Private Credit Fund

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01793	93-2791194
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 South Canal Street Suite 4200
Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 638-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On March 31, 2025, Antares Private Credit Fund (the “Company”) declared a regular distribution in the amount of $0.1920 per share and a special distribution in the amount of $0.0213 per share for its common shares of beneficial interest (the “Shares”), which is payable to shareholders of record as of March 31, 2025, and will be paid on or about April 30, 2025. This distribution will be paid in cash or reinvested in additional Shares for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01 Other Events.

The net asset value (“NAV”) per share for the Class I Common Shares of the Company, the sole class of Shares outstanding during that period, as of February 28, 2025, as determined in accordance with the Company’s valuation policy, is $25.12.

As of February 28, 2025, the Company’s aggregate NAV was approximately $638.1 million, with loan commitments of approximately $1,318.8 million. Additionally, the Company had principal debt outstanding of approximately $310.8 million, resulting in a debt-to-equity (NAV) ratio of approximately 0.49 times.

The Company is currently publicly offering on a continuous basis up to $2.0 billion in Shares (the “Offering”). The Company intends to continue selling Shares in the Offering on a monthly basis at a price generally equal to the net asset value per share.

On April 1, 2025, the Company received approximately $7.1 million of subscriptions for Shares from unaffiliated investors. The Company intends to continue selling Shares in the Offering on a monthly basis at an offering price generally equal to the net asset value per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PRIVATE CREDIT FUND

Date:	April 4, 2025	By:	/s/ Monica Kelsey
Name: Monica Kelsey Title: Chief Financial Officer